Exhibit 10.4

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT dated this 30th day of October, 2013 (this “Third Amendment”), by and between MTR Gaming Group, Inc., a Delaware corporation (“MTR”), and Joseph L. Billhimer, an adult individual (the “Executive”) (collectively the “Parties”).

WHEREAS, MTR and the Executive entered into an Employment Agreement (the “Employment Agreement”) on or about March 30, 2011, as amended on December 2, 2011 (the “First Amendment”) and on May 27, 2013 (the “Second Amendment” and, together with the First Amendment and the Employment Agreement, the “Agreement”) securing the employment of Executive as Acting President and Chief Operating Officer of MTR; and

WHEREAS, the Parties have determined to amend the Agreement to provide that the Executive may terminate for Good Reason prior to a Change in Control and to clarify the application of the Second Amendment to the Agreement;

NOW, THEREFORE, BE IT RESOLVED, the Parties hereby agree to enter into this Third Amendment, amending the Agreement as follows, as approved by, the Compensation Committee of the Board of Directors of MTR:

1.     Section 4 of the Agreement is amended and restated in its entirety to read as follows:

Effective as of September 8, 2013, Executive shall serve, pursuant to the terms of this Agreement, as the Company’s President and Chief Operating Officer, and shall have such authority and perform such duties as are commensurate with such position and as reasonably assigned by the Company and consistent with such position.  In addition, Executive shall hold such other office(s) with the Company (or any affiliates of the Company) to which he may be elected, appointed or assigned from time to time, and shall discharge the duties related to such offices.  Executive shall devote all of his business time, energy and skill to the business and affairs of the Company and its affiliates and to the promotion of the Company’s interests.  Executive shall report directly to and shall be subject to the direction of the Board of Directors of the Company.

2.     The first paragraph of Section 6(a) of the Agreement shall be revised to read as follows:

(a)                                 Termination Without Cause:  Subject to Section 6(f) hereof, in the event that the Company terminates Executive’s employment hereunder without Cause, or Executive terminates his employment with Good Reason (as defined in Section 6(e)), during the Agreement Term (which, for the avoidance of doubt, shall not include Executive’s death or Disability (as defined below)), then, in addition to the Accrued Rights, Executive shall be entitled to receive the following severance payments and benefits (the “Severance Payments”):

3.     The Parties agree that, for purposes of clarification, the reference to subsection (e) (and the language regarding a Change in Control bonus) in the Second Amendment is a reference to

Section 6(e) of the Agreement and that Section 5(e) from the original Agreement remains in effect.

4.     The Parties agree that other than the specific sections described above, all other terms of the Agreement remain in full force and are specifically incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment, or caused it to be executed, on the date indicated above.

/s/ Joseph Billhimer	/s/ Steven M. Billick
JOSEPH BILLHIMER	STEVEN M. BILLICK
AS, CHAIRMAN OF THE BOARD
MTR GAMING GROUP, INC.